Exhibit 99.1

NEWS                                                  [BAUSCH & LOMB LOGO]

Bausch & Lomb Second-Quarter Earnings Per Share Increase 33 Percent on 12 Percent Sales Gain

-     Constant-currency revenues grow four percent despite impact of SARS outbreak in several foreign markets

-     Company increases full-year EPS guidance to $2.20 per share on expected continued strength in business fundamentals and continued favorable currency environment

FOR RELEASE THURSDAY, JULY 24, 2003

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported earnings per share of $0.53 for the quarter ended June 28, 2003, representing a 33 percent increase over the $0.40 per share reported in the prior-year period. Worldwide sales of $512.5 million grew 12 percent (or four percent on a constant-currency basis) over the $458.4 million reported in 2002.

First-half 2003 net sales were $960.5 million, an increase of $87.9 million or ten percent over the same 2002 period, and a three percent increase excluding currency. Earnings per share from continuing operations were $0.84, compared to $0.57 in 2002, which included the impact of restructuring charges and other non-recurring items. Excluding these items, comparable first-half 2002 earnings per share from continuing operations were $0.65.

Calling the Company's second-quarter performance "solid," Bausch & Lomb Chief Executive Officer Ronald L. Zarrella said, "The financial results we announced today were slightly ahead of our expectations on a currency-neutral basis, with sales gains generated in nearly every product category, and despite the negative impact of the SARS outbreak. We estimate that our constant-currency growth would have been between five and six percent were it not for SARS." Zarrella continued, "Our profitability improvement programs remain on or ahead of schedule, and were a major factor behind our improved gross margins this quarter. We continue to believe we will attain the expected savings from these programs and achieve our previously communicated longer-term financial targets."

Bausch & Lomb also indicated that it expects full-year 2003 sales growth and earnings per share to be higher than previously communicated. Zarrella commented, "We expect the positive business trends to continue over the remainder of the year, particularly in our contact lens and pharmaceuticals categories, and to generate mid-single-digit constant-currency growth for the full year. Although there may be some lingering effects from the SARS outbreak in the third quarter, we believe that the most significant impact is behind us. Further, the foreign exchange rate assumptions used to develop our original guidance have proven to be conservative through the first six months of the year. Taking all of these factors into account, we now project full-year reported revenue growth approaching ten percent and earnings per share of approximately $2.20."

Reconciliation Between Reported and Comparable-Basis Earnings

While there were no items impacting the comparability of second-quarter 2003 earnings to the prior-year period, certain items recorded in the first quarter of 2002 impact the comparability of year-to-date amounts. These include restructuring charges associated with a program designed to reduce ongoing operating costs; gains from the sale of an equity interest in a previously divested entity; and a charge to minority interest expense for an early liquidation premium associated with the termination of a minority interest liability.

The following table provides a reconciliation between reported and "comparable-basis" net earnings and earnings per share from continuing operations for the six-month periods included in the Statements of Income that accompany this earnings release.

Dollars in Millions, Except Per Share Data	First Half 2003		First Half 2002
----------------------------------------------------------------------------------------	--------------------------		--------------------------
	$	Per Share	$	Per Share
	----------	----------	----------	----------
Reported net earnings	$43.9	$0.82	$30.7	$0.57
Change in accounting principle, net of taxes	0.9	0.02	-	-
	----------	----------	----------	----------
Reported earnings from continuing operations	$44.8	$0.84	$30.7	$0.57
Restructuring charges and asset write-offs	-	-	15.4	0.29
Gain on sale of stock investment	-	-	(18.1)	(0.34)
Minority interest charge	-	-	7.0	0.13
	----------	----------	----------	----------
Comparable-basis earnings from continuing operations	$44.8	$0.84	$35.0	$0.65
	----------	----------	----------	----------

Revenues by Geography

Second-quarter U.S. revenues were $205.7 million, up nine percent from the prior year, and represented 40 percent of total Company sales. Revenues derived in markets outside the U.S. increased 13 percent over the same period in 2002 and were up less than one percent on a constant-currency basis. Revenue increases in each of the Company's geographic operating segments were as follows:
	Actual	Constant Currency
-----------------------------------------	------------------	---------------
Americas	+ 9%	+ 8%
Europe, Middle East and Africa	+ 19%	+ 0%
Asia	+ 7%	+ 2%

These operating segment revenue trends were largely the result of the factors discussed below which influence each of the Company's product categories.

Revenues by Product Category

Revenue increases for each of the Company's product categories were as follows:
	Actual	Constant Currency
-----------------------------------------	------------------	---------------
Contact Lenses	+ 12%	+ 4%
Lens Care	+ 8%	+ 3%
Pharmaceuticals	+ 24%	+ 14%
Cataract and Vitreoretinal	+ 10%	+ 2%
Refractive	- 9%	- 16%

Higher sales of contact lenses were attributable to the Company's lines of current-generation core products. These products, which now account for approximately 45 percent of the Company's total contact lens revenues, experienced strong double-digit constant-currency sales increases in both Europe and Asia. Mid-single-digit increases were recorded in the Americas, despite difficult comparisons due to the Company's inability to sell its PureVision™ continuous wear contact lenses in the United States resulting from a court decision in a patent infringement case.

In the lens care category, higher constant-currency sales of ReNu® branded products were noted in each of the Company's geographic segments. In the Americas region, revenue growth also reflected the timing of retail purchasing patterns surrounding the Company's major spring consumer promotion. In 2003, this promotion (and the associated purchases by retailers) occurred in the second quarter, whereas it had occurred in the first quarter in 2002.

Pharmaceuticals category gains were primarily attributable to the Company's lines of ocular vitamins and multisource pharmaceuticals in the Americas region, including incremental revenues from the generic version of Alphagan®, which was launched late in the quarter. In Europe, constant-currency revenue increases for ocular vitamins were more than offset by the continuing effects of proposed pharmaceuticals pricing legislation in Germany and the impact of the Company's discontinuing certain non-strategic product lines in the second half of 2002.

Higher constant-currency revenues from products used in cataract and vitreoretinal surgery were generated in Europe, offsetting declines in the Americas and Asia regions.

Revenues from products used in refractive surgery declined in each geographic segment, reflecting lower sales of lasers and microkeratome products, partly offset by higher sales of per procedure cards.

Liquidity Highlights

Cash and investments at the end of June totaled $426.0 million, representing a cash outflow of $39.1 million in the first half of 2003. The Company generated free cash flow (defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases, the acquisition of businesses and intangible assets, and divestitures) of $17.6 million in the first six months of 2003, compared to $104.5 million in the year-ago period, primarily reflecting higher cash outflows associated with foreign currency hedging contracts in the current period, and higher cash inflows in 2002 associated with the liquidation of shares of Charles River stock. A reconciliation between cash flow and free cash flow follows:
	Year-to- Date 2003	Year-to- Date 2002
--------------------------------------------------------------------------------------------------	------------	--------------
Net change in cash and cash equivalents	$(39.1)	$(114.8)
Net cash used in financing activities	50.4	195.3
Sales price adjustment related to disposal of discontinued operations	-	23.0
Net cash paid for acquisitions of businesses and other intangible assets	6.3	1.0
	------------	--------------
Free Cash Flow	$ 17.6	$104.5
	------------	--------------

Bausch & Lomb Senior Vice President and Chief Financial Officer Stephen C. McCluski said, "For the first half of the year, cash flows from operations were generally consistent with our expectations. We are experiencing higher cash outflows associated with foreign currency hedging contracts as a result of the unprecedented strengthening of the euro. We had been expecting to generate between $130 million and $150 million of free cash flow this year. As a result of the projected cash outflows associated with those contracts, we now expect to be at the low end of that range."

The Company also indicated it intends to issue securities in the public markets in the third quarter in order to refinance at least a portion of the $185 million of debt maturing in the period.

Bausch & Lomb STATEMENT OF EARNINGS
	Quarter Ended		Six Months Ended
	------------------------------------------------------------------------------------------------------------
Dollar Amounts in Millions - Except Per Share Data	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
-----------------------------------------------------------------------	---------------	---------------	---------------	---------------
Net Sales
Americas	$227.3	$209.4	$426.8	$408.7
Europe	185.9	156.0	355.7	300.8
Asia-Pacific	99.3	93.0	178.0	163.1
	---------------	---------------	---------------	---------------
	512.5	458.4	960.5	872.6
Cost and Expenses
Cost of products sold	213.7	197.1	411.9	378.5
Selling, administrative and general	204.3	179.6	384.5	354.5
Research and development	38.3	31.3	68.1	61.4
Restructuring charges (1)	-	-	-	23.5
	---------------	---------------	---------------	---------------
	456.3	408.0	864.5	817.9
	---------------	---------------	---------------	---------------
Operating Earnings	56.2	50.4	96.0	54.7
Other (Income) Expense
Interest and investment income (2)	(3.7)	(3.3)	(5.4)	(40.6)
Interest expense	13.6	12.7	28.2	25.5
Loss from foreign currency	1.6	0.6	3.3	0.8
	---------------	---------------	---------------	---------------
	11.5	10.0	26.1	(14.3)
	---------------	---------------	---------------	---------------
Earnings Before Income Taxes and Minority Interest	44.7	40.4	69.9	69.0
Provision for income taxes	15.2	14.0	23.8	23.8
	---------------	---------------	---------------	---------------
Earnings Before Minority Interest	29.5	26.4	46.1	45.2
Minority interest in subsidiaries (3)	1.2	4.6	1.3	14.5
	---------------	---------------	---------------	---------------
Earnings from Continuing Operations	28.3	21.8	44.8	30.7
Cumulative Effect of Change in Accounting Principle, net of taxes (4)	-	-	(0.9)	-
	---------------	---------------	---------------	---------------
Net Earnings	$28.3	$21.8	$43.9	$30.7
	========	========	========	========
Per Share: Earnings from Continuing Operations	$0.53	$0.40	$0.84	$0.57
Cumulative Effect of Change in Accounting Principle, net of taxes	-	-	(0.02)	-
	---------------	---------------	---------------	---------------
Net Earnings	$0.53	$0.40	$0.82	$0.57
	========	========	========	========
Average Shares Outstanding - (000s)	53,431	54,035	53,616	53,957
	========	========	========	========

(1) Restructuring charges reduced first-quarter 2002 net earnings by $15.4 or $0.28 per diluted share.

(2) Includes $27.6 income in the first quarter of 2002 ($18.1 after taxes or $0.33 per diluted share) for the sale of
     Charles River stock.

(3) First-quarter 2002 reflects a one-time minority interest payment reducing net earnings $7.0 or $0.13 per diluted share.

(4) Income taxes related to the adoption of SFAS No. 143 in Q1 2003 were $0.5.

SUPPLEMENTAL REVENUE INFORMATION
Net Sales
Contact Lens	$148.7	$132.4	$282.0	$252.3
Lens Care	125.8	116.9	232.3	222.4
Pharmaceuticals	125.3	100.8	224.4	186.3
Cataract and Vitreoretinal	82.2	74.9	161.3	147.3
Refractive	30.5	33.4	60.5	64.3
	---------------	--------------	--------------	---------------
	$512.5	$458.4	$960.5	$872.6
	========	========	========	========

Bausch & Lomb BALANCE SHEET
Dollar Amounts in Millions	June 28, 2003	December 28, 2002
--------------------------------------------------------------------------------------------	---------------	--------------------
Assets
Cash and Short-term Investments	$426.0	$465.1
Trade Receivables, Net	452.5	425.0
Inventories, Net	216.4	208.5
Other Current Assets	217.1	186.1
	---------------	--------------------
Current Assets	1,312.0	1,284.7
Properties, Net	533.9	537.5
Goodwill and Intangible Assets	911.3	862.8
Other Assets	233.6	222.8
	---------------	--------------------
Total Assets	$2,990.8	$2,907.8
	========	===========
Liabilities and Shareholders' Equity
Short-Term Debt	$185.9	$187.9
Other Current Liabilities	691.3	641.1
	---------------	--------------------
Current Liabilities	877.2	829.0
Long-Term Debt	649.2	656.2
Other Long-Term Liabilities	374.6	385.7
Minority Interest	15.4	19.1
	---------------	--------------------
Total Liabilities	1,916.4	1,890.0
Shareholders' Equity	1,074.4	1,017.8
	---------------	--------------------
Total Liabilities and Shareholders' Equity	$2,990.8	$2,907.8
	========	===========

Note: All per share amounts in this release are calculated on the diluted basis, as defined by the Statement of Financial Accounting Standards (SFAS) No. 128.

###

News Media Contact:
Barbara M. Kelley
585.338.5386
Barbara.M.Kelley@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
Daniel.L.Ritz@bausch.com

Investor Conference Call Information

10:00 a.m. (ET)

The News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820

Confirmation #410034

The rebroadcast of the conference call will be available starting at

1:30 p.m. ET July 24, 2003 through midnight July 28, 2003.

Additionally, the investor call will be broadcast live over the Internet. It can be accessed from the Investor Relations page of the Company's Web site, www.bausch.com, or at www.vcall.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning global and local economic, political and sociological conditions, currency exchange rates, government pricing changes and initiatives with respect to healthcare products, changes in laws and regulations relating to the import and export of products, product development and rationalization, enrollment and completion of clinical trials, regulatory approvals, the outcome of litigation, product introductions, the financial well-being of key customers, development partners and suppliers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, continued positive relations with third party financing sources, as well as the risk factors listed from time to time in the Company's SEC filings, including but not limited to the current report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended March 29, 2003.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Celebrating its 150th anniversary in 2003, the company is headquartered in Rochester, New York. Bausch & Lomb's 2002 revenues were $1.8 billion; it employs approximately 11,500 people worldwide and its products are available in more than 100 countries. More information about the company can be found on the Bausch & Lomb Web site at www.bausch.com.

Trademarks of Bausch & Lomb Incorporated and its affiliates are italicized.

Alphagan is a trademark of Allergan, Inc.